Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Quoin Pharmaceuticals Ltd. on Form S-8 (File No.’s 333-270555, 333-289856, and 333-289891) Form S-3 (File No. 333-291385) and Form S-1 (File No.’s 333-283734, 333-277016, 333-266476 and 333-269543) of our report dated March 26, 2026 with respect to the consolidated financial statements of Quoin Pharmaceuticals Ltd. as of and for the year ended December 31, 2025, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

CBIZ CPAs P.C.
Morristown, New Jersey

March 26, 2026